Jones, Walker             EXHIBIT 5.1
                                  Waechter, Poitevent
                               Carrere & Denegre, L.L.P.

                                    March 27, 1997




          Trico Marine Services, Inc.
          610 Palm Avenue
          Houma, LA   70364

          Gentlemen:

               We have acted as counsel for Trico Marine Services, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-8 (the "Registration Statement") with respect to the offering by the Company of participation interests in the Trico Marine Services, Inc. 401(k) Retirement Plan (the "Plan") and up to 25,000 shares of the common stock of the Company, $.01 par value per share (the "Common Stock") to its employees pursuant to the terms of the Plan.

               Based upon the foregoing, and upon our examination of such matters as we deem necessary in order to furnish this opinion, we are of the opinion that the participation interests in the Plan and shares of Common Stock referred to herein, when issued according to the terms of the Plan, will be legally issued, fully paid and non-assessable.

               We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                          JONES, WALKER, WAECHTER,
                                          POITEVENT, CARRERE & DENEGRE, L.L.P.



                                          By:  /s/ Margaret F.  Murphy
                                             ---------------------------------
                                                  Margaret F. Murphy